EXHIBIT 99.1

CONTACTS: Kathryn Walker

Internet Security Systems, Inc.

404.236.3691

kwalker@iss.net

Ed Eiland

Internet Security Systems, Inc.

404.236.4053

eeiland@iss.net

FOR IMMEDIATE RELEASE

Internet Security Systems Details Strategic Roadmap

at Annual Financial Analyst Day

~ Company Announces Succession Plan for CFO Rich Macchia ~

ATLANTA -- May 11, 2005 --Internet Security Systems, Inc. (ISS) (Nasdaq: ISSX), today outlined its strategy for driving corporate growth, as well as enhancements and best practices of the ISS Proventia® Enterprise Security Platform (ESP) during the company's annual Financial Analyst Day event. ISS also announced a succession plan for Rich Macchia, chief financial officer, who will remain full-time with the company through the end of 2005. More than 150 financial analysts and portfolio managers representing the largest financial institutions and money managers in the world joined ISS at the event in Atlanta or by webcast.

"For years, Internet threats have been growing in type, sophistication, speed and viciousness," said Tom Noonan, chairman, president and chief executive officer at ISS. "Traditionally, IT professionals have sought new equipment to handle each emerging type of threat, but enterprise security is consolidating and today's enterprises are demanding preemptive security solutions on a single platform. Over the last decade, we have demonstrated that security is an ongoing, vigilant process. Today, we celebrate ISS' success and outline initiatives that will continue this momentum through the remainder of 2005."

During the course of the Financial Analyst Day event, ISS executives discussed the company's financial performance and guidance, outlined its business and product strategy and held a channel partner panel that captured best practices in product implementation. The day's events included:

  Tom Noonan, ISS' chairman, president and CEO -- outlined the company's strategy to expand Proventia ESP as enterprises look to consolidate their security with a single solutions provider
  Greg Adams, ISS' vice president of product management -- introduced over a dozen new products and features scheduled for release during the next 12 months
  Chris Rouland, ISS' CTO -- presented a view into the future of security, including the technology roadmap for 100 gigabit intrusion prevention
  Larry Costanza, ISS' senior vice president of Americas Sales -- led a channel partner panel on the distribution of products comprising Proventia ESP

ISS also announced a succession plan for CFO Rich Macchia and commencement of a search for the company's new chief financial officer. Macchia, who has served as ISS' CFO since 1997, will remain with ISS in a full-time capacity through the end of 2005, and will continue transitional services into 2006. In addition to continuing to fill the CFO role until a successor joins ISS, Macchia will participate in the process to recruit a successor with the qualifications needed for ISS' continued success.

"I am currently in my eighth year with ISS and am proud to be a part of ISS' growth," said Macchia. "At the same time, I recognize that ISS needs a CFO with a long-term commitment to the company. From a personal standpoint, I cannot make the additional three- to five-year commitment that ISS needs, and I believe the company will be best served through a successful transition."

"Rich has been a key and strategic part of ISS' growth and development," Noonan added. "His succession is being handled in a well planned manner to meet Rich's personal aspirations and the company's continuing needs."

For those who were unable to attend the event, a live Webcast and a replay of the 2005 Financial Analyst Day presentations will be available on the ISS Website at http://www.iss.net.

About Internet Security Systems, Inc.

Internet Security Systems, Inc. (ISS) is the trusted expert to global enterprises and world governments, providing products and services that protect against Internet threats. An established world leader in security since 1994, ISS delivers proven cost efficiencies and reduces regulatory and business risk across the enterprise. ISS products and services are based on the proactive security intelligence conducted by ISS' X-Force® research and development team -- the unequivocal world authority in vulnerability and threat research. Headquartered in Atlanta, Internet Security Systems has additional operations throughout the Americas, Asia, Australia, Europe and the Middle East. For more information, visit the Internet Security Systems Web site at www.iss.net or call 800-776-2362.

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This release, other than historical information, includes forward-looking statements made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements include those relating to expanding Proventia ESP, consolidation of security with single providers, new products and features scheduled for release, technology roadmap, projections about products under maintenance and transition of the chief financial officer position. The risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in ISS' periodic filings with the Securities and Exchange Commission. These filings can be obtained either by contacting ISS Investor Relations or through the Securities and Exchange Commission's website at http://www.sec.gov.

Internet Security Systems is a trademark, and X-Force and Proventia are registered trademarks, of Internet Security Systems, Inc. All other companies and products mentioned are trademarks and property of their respective owners.